UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 14, 2006

FEDERAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-23449	59-2935028

(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

312 West First Street
Sanford, Florida 32771

(address of principal executive offices)

(407) 323-1833

(Registrant’s telephone number, including areas code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sales of Equity Securities

On April 14, 2006, Federal Trust Corporation (the “Company”) sold to certain accredited investors an aggregate of 850,000 shares of its common stock at an offering price of $10.00 per share. The offering price was an 11.5% discount to the $11.30 closing bid price of the common stock on the American Stock Exchange on April 12, 2006. The Company received net proceeds from the sale of these shares of approximately $7.8 million.

The shares of the Company’s common stock sold in the offering were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.”  Pursuant to a Registration Rights Agreement, dated April 12, 2006, by and among the Company and the investors (a form of which is attached hereto as Exhibit 10.1 and incorporated by reference herein), the Company has agreed to file a registration statement covering the resale of these shares by the investors.

Ryan Beck & Co. acted as the exclusive placement agent in connection with this equity financing and received compensation from the Company in the form of cash in an amount equal to 6.5% of the gross proceeds raised in the offering.

The Company’s press release, dated April 14, 2006, regarding the offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Form of Registration Rights Agreement, dated April 12, 2006, by and among the registrant and the Investors named therein.

99.1	Press Release, dated April 14, 2006, announcing the private placement of the registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2006
Federal Trust Corporation

(Registrant)

	By:	/s/ Gregory E. Smith

Gregory E. Smith
Executive Vice President and
Chief Financial Officer
(407) 323-1833